MEDCATH CONTACTS:
John Casey	Jamie Harris
Chairman & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION ANNOUNCES EXPIRATION OF CASH TENDER OFFER
FOR ITS 9 7/8% SENIOR NOTES DUE 2012
CHARLOTTE, N.C., Jan. 26 /PRNewswire-FirstCall/ — MedCath Corporation (Nasdaq: MDTH) today announced that its wholly-owned subsidiary, MedCath Holdings Corp. (“MedCath Holdings”), has completed an offer to purchase at par up to $30,330,000 in aggregate principal amount of 9 7/8% senior notes due 2012 (CUSIP 58404UAB9). The tender offer for the notes expired at 5:00 p.m., New York City time, on January 23, 2006 (the “Expiration Time”) and is subject to the terms and conditions set forth in the Company’s Offer to Purchase for Cash, dated December 21, 2005 (the “Offer to Purchase”). MedCath Holdings accepted for purchase and paid for $11,865,000 principal amount of notes tendered prior to the Expiration Time. Holders who validly tendered notes prior to the Expiration Time received total consideration per $1,000.00 principal amount of Notes tendered of $1,000.00, plus accrued and unpaid interest on the Notes tendered up to, but not including, the payment date.
MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories.